As filed with the Securities and Exchange Commission on June 30, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DSW Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	31-0746639 (I.R.S. Employer Identification No.)

______________

4150 East 5th Avenue
Columbus, OH 43224
(Address of principal executive offices)

DSW Inc. 2005 Equity Incentive Plan
(Full title of the plan)
______________

Julia A. Davis
General Counsel
3241 Westerville Road
Columbus, Ohio 43224
Tel.: (614) 471-4722
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert M. Chilstrom Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	Susan E. Brown 52 East Gay Street P.O. Box 1008 Columbus, OH 43216 (614) 464-6400

______________

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities to	Amount to be	offering price per	aggregate offering	Amount of
be registered	registered(1)	share(2)	price(2)	registration fee
Class A Common Shares, without par value	4,600,000 shares	$19.00	$87,400,000	$10,287

(1)	Represents the number of Common Shares initially issuable under the DSW Inc. 2005 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares of DSW Inc. (the “Registrant”) that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Class A Common Shares (the “Common Shares”).
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act, based on the Registrant’s initial public offering price of $19.00, the price at which stock options, restricted stock, stock units, restricted stock units, performance shares, performance units, stock appreciate rights and performance-based awards were initially granted under the Plan.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-5.1: OPINION OF VORYS, SATER, SEYMOUR AND PEASE LLP
EX-23.1: CONSENT OF DELOITTE & TOUCHE LLP
EX-24.1: POWERS OF ATTORNEY

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The Registrant has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register Common Shares issuable pursuant to the Plan. The information called for by Part I of this registration statement (the “Part I Information”) in respect of the 4,600,000 Common Shares initially issuable pursuant to the Plan is included in the description of the Plan contained in the documents made available to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. The Part I Information is not filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8 and Rule 424 of the Securities Act.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the Commission are incorporated by reference in this registration statement:

(a)	the Registrant’s prospectus filed with the Commission on June 30, 2005 pursuant to Rule 424(b) under the Securities Act and forming a part of the Registrant’s registration statement on Form S-1 (file no. 333-123289), which prospectus contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s Common Shares which is contained in the Registrant’s registration statement on Form 8-A filed with the Commission on June 23, 2005 (file no. 001-32545) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such prior statement. Any statement contained in this registration statement shall be deemed to be modified, superseded or replaced to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

   Ohio Law

     Pursuant to Section 1701.13(E) of the Ohio Revised Code, an Ohio corporation is permitted to indemnify directors, officers and other persons under certain circumstances. In some circumstances, an Ohio corporation is required to indemnify directors and officers.

     An Ohio corporation is required to indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.

     If a director or officer is not successful in an action brought against the director or officer, he or she still may be indemnified under certain circumstances. In actions brought against a director or officer by any person (other than the corporation or on behalf of the corporation), the defendant director or officer may be indemnified for expenses, judgments, fines and amounts paid in settlement if it is determined that the defendant was acting in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. The determination of whether to indemnify an unsuccessful director or officer may be made by any of the following: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel; (iii) the shareholders; or (iv) a court of competent jurisdiction.

     If a director or officer is not successful in an action brought by or on behalf of the corporation against the director or officer, the defendant director or officer may be indemnified only for expenses if it is determined that the defendant was acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. In an action brought by or behalf of the corporation, if the director or officer is adjudged to be liable for negligence or misconduct, no indemnification for expenses is permitted unless authorized by court order. Similarly, if a director is not successful in an action brought by or on behalf of the corporation against a director where the only liability asserted is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, no indemnification for expenses is permitted under the statute.

     Unless otherwise provided in the articles or regulation of a corporation and unless the only liability asserted against a director is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, directors (but not any other person) are entitled to mandatory advancement of expenses incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.

     Pursuant to Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation.

     The statutory right of indemnification is not exclusive in Ohio, and a corporation may, among other things, grant rights to indemnification under the corporation’s articles, code of regulation or agreements. Ohio corporations are also specifically authorized to procure insurance against any liability that may be asserted against directors and officers, whether or not the corporation would have the power to indemnify such officials.

   Code of Regulations

     Article Five of the Registrant’s code of regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code.

     The Registrant’s code of regulations provides for the indemnification of every person who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, partner, member or manager, of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, judgments, fines, excise taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any proceeding, if he or she acted in good faith and in a manner in which he or she reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, he or she did not have reasonable cause to believe that his or her conduct was unlawful.

     In addition, the Registrant’s code of regulations provides that the Registrant shall not provide indemnification for any person (i) in such person’s capacity as a director of the Registrant in respect of any claim, issue or matter asserted in a proceeding by or in the right of the corporation as to which such person shall have been adjudged liable to the Registrant for an act or omission undertaken by such person with deliberate intent to cause injury to the corporation or with reckless disregard for the Registrant’s best interests, (ii) in such person’s capacity other than that of a director of the Registrant in respect of any claim, issue or matter asserted in a proceeding by or in light of the Registrant as to which the indemnitee shall have been adjudged to be liable to the corporation for negligence or misconduct, or (iii) in any proceeding by or in the right of the corporation in which the only liability asserted relates to the authorization of unlawful loans, dividends, distributions or repurchase of the Registrant’s own shares, absent a court order.

   Indemnification Agreements

     The Registrant will enter into indemnification agreements with its directors and executive officers. Pursuant to the indemnification agreements, the Registrant will agree to indemnify an indemnitee to the greatest extent permitted by Ohio law as set forth above and in its code of regulations. Notwithstanding the foregoing, an indemnitee will not be entitled to indemnification under the indemnification agreement:

     • with respect to any claim brought or made by an indemnitee in a proceeding, unless the bringing or making of such claim has been approved or ratified by the board of directors; provided, however, that the foregoing does not apply to any claim brought or made by an indemnitee to enforce a right of an indemnitee under the indemnification agreement;

     • for expenses incurred by an indemnitee with respect to any action instituted by or in the name of the Registrant against the indemnitee, if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that each of the material defenses asserted by such indemnitee was made in bad faith or was frivolous;

     • for expenses and other liabilities arising from the purchase and sale by an indemnitee of securities in violation of Section 16(b) of the Exchange Act or any similar state or successor statute; and

     • for expenses and other liabilities if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that the Registrant is prohibited by applicable law from making such indemnification payment or that such indemnification payment is otherwise unlawful.

   Insurance

     In addition, the Registrant will provide insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity. Initially, such insurance coverage will be provided through a shared services agreement to be entered into with Retail Ventures, Inc., an Ohio Corporation.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Form of Amended Articles of Incorporation. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

4.2	Form of Amended and Restated Code of Regulations. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

4.3	Specimen Class A Common Shares Temporary Certificate. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

4.4	Amended and Restated Registration Rights Agreement, dated June 11, 2002, by and among Value City Department Stores, Inc. and Cerberus Partners, L.P. and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 10.4 to Retail Ventures, Inc.’s Form 10-Q (file no. 1-10767), originally filed with the Commission on June 18, 2002.

4.5	Form of Registration Rights Agreement by and among DSW Inc., Schottenstein Stores Corporation, Cerberus Partners, L.P. and Back Bay Capital Funding LLC. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

4.6	Form of Exchange Agreement by and between Retail Ventures, Inc. and DSW Inc. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

99.1	DSW Inc. 2005 Equity Incentive Plan, forms of related award agreements and other documents. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Columbus, State of Ohio, on June 30, 2005.

DSW Inc.

By:	/s/ Douglas J. Probst

Name:	Douglas J. Probst
Title:	Senior Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 30, 2005:

Signature	Title
* Jay L. Schottenstein	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ Douglas J. Probst Douglas J. Probst	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Heywood Wilansky	Director
* Carolee Friedlander	Director
* Philip B. Miller	Director
* James D. Robbins	Director
* Harvey L. Sonnenberg	Director
* Allan J. Tanenbaum	Director

*By:	/s/ Douglas J. Probst

Douglas J. Probst
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Amended Articles of Incorporation. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

4.2	Form of Amended and Restated Code of Regulations. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

4.3	Specimen Class A Common Shares Temporary Certificate. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

4.4	Amended and Restated Registration Rights Agreement, dated June 11, 2002, by and among Value City Department Stores, Inc. and Cerberus Partners, L.P. and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 10.4 to Retail Ventures, Inc.’s Form 10-Q (file no. 1-10767), originally filed with the Commission on June 18, 2002.

4.5	Form of Registration Rights Agreement by and among DSW Inc., Schottenstein Stores Corporation, Cerberus Partners, L.P. and Back Bay Capital Funding LLC. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

4.6	Form of Exchange Agreement by and between Retail Ventures, Inc. and DSW Inc. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

99.1	DSW Inc. 2005 Equity Incentive Plan forms of related award agreements and other documents. Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (file no. 333-123289), originally filed with the Commission on March 14, 2005.